Exhibit 10.5

PURCHASE AND SALE AGREEMENT

(Membership Interest)

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of December 8th, 2011, between SERIES C, LLC, an Arizona limited liability company (“Seller”) having an address at 2555 East Camelback Road, Suite 400, Phoenix, AZ 85016, and COLE REAL ESTATE INCOME STRATEGY (DAILY NAV) OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Purchaser”), having an address at 2555 East Camelback Road, Suite 400, Phoenix, AZ 85016.

RECITALS:

A.	Seller owns 100% of the membership interest (“Sale Assets”) in Cole TS Lockhart TX, LLC, a Delaware limited liability company (“Cole Lockhart”).

B.	Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, the Sale Assets in accordance with and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Seller and Purchaser agree as follows:

ARTICLE I

Definitions

The following capitalized terms used in this Agreement shall have the meanings ascribed to them below:

“Assignment” shall have the meaning set forth in Section 2.03(b) of this Agreement.

“Closing” shall have the meaning set forth in Section 2.03(a) of this Agreement.

“Closing Date” shall have the meaning set forth in Section 2.03(a) of this Agreement.

“Cole Lockhart” shall have the meaning set forth in the Recitals of this Agreement.

“Lease” shall mean the lease agreement with Lessee relating to the Property.

“Lessee” shall mean Tractor Supply Co. of Texas, LP, a Texas limited partnership.

“Material Organizational Documents” shall mean, collectively, the following documents, as the same may hereafter be amended: (i) Certificate of Formation of Cole TS Lockhart TX, LLC, and (ii) the Limited Liability Company Agreement of Cole TS Lockhart TX, LLC, together with any amendments thereto.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Property” shall mean the right, title and interest of Cole Lockhart in the real property located at 2313 South Colorado Street, Lockhart, TX, and all improvements situated thereon, together with all right, title and interest of Cole Lockhart in and to all hereditaments, easements, rights-of-way, drives, alleys, parking areas and appurtenances thereunto belonging, or in any way appertaining to such real property.

“Purchase Price” shall have the meaning given such term in Section 2.02 of this Agreement.

“Purchaser” shall have the meaning given such term in the Preamble of this Agreement.

“Purchaser’s Closing Costs” shall have the meaning given such term in Section 2.04(b) of this Agreement.

“Purchaser Closing Documents” shall have the meaning given such term in Section 3.02(b) of this Agreement.

“Sale Assets” shall have the meaning given such term in the Recitals of this Agreement.

“Seller” shall have the meaning given such term in the Preamble of this Agreement.

“Seller Closing Documents” shall have the meaning given such term in Section 3.01(b) of this Agreement.

“Seller’s Closing Costs” shall have the meaning given such term in Section 2.04(a) of this Agreement.

“Seller’s Parties” shall have the meaning given such term in Section 2.05(b) of this Agreement.

ARTICLE II

Agreement to Sell and Purchase;

Terms of Sale and Purchase

2.01 Agreement to Sell and Purchase. In consideration of the mutual covenants and agreements set forth herein and upon and subject to the terms, provisions and conditions of this Agreement, Seller agrees to sell, assign, transfer and convey to Purchaser, and Purchaser agrees to purchase and acquire from Seller, the Sale Assets, in accordance with and subject to the terms and conditions of this Agreement.

2.02 Purchase Price; Prorations. The purchase price payable by Purchaser to Seller for the Sale Assets shall be $2,920,000 (the “Purchase Price”), payable as follows:

(a) On the Closing Date, the Purchase Price shall be payable by wire transfer of immediately available United States federal funds or other method acceptable to Seller to the account or accounts designated by Seller.

(b) On the Closing Date, Seller and Purchaser shall prorate the base rent paid under the Lease for the month in which the Closing Date occurs, such that there shall be an adjustment in favor of Purchaser in an amount determined by multiplying such base rent for the month in which the Closing occurs by a fraction, the numerator of which is the number of days from and after the Closing Date through the last day of the month in which the Closing occurs and the denominator of which is the total number of days in the month in which the Closing occurs. It is the intention of the parties to adjust only the base rent for the month in which the Closing occurs. Notwithstanding the foregoing, in the event an adjustment for real property taxes is sought by Purchaser due to the fact that current tax bills with respect to the Property had not yet been issued as of Closing Date, the Purchaser shall be entitled to seek an adjustment with respect to any closing proration of real property taxes until thirty (30) days after Purchaser’s receipt of tax bills for the period of time during which the Closing Date occurred.

(c) There shall be no prorations or adjustments of the Purchase Price except as set forth in this Section 2.02.

2.03 The Closing.

(a) The consummation of the sale and purchase of the Sale Assets contemplated by this Agreement (the “Closing”) shall take place on a date (the “Closing Date”) that is no later than 30 business days after Cole Real Estate Income Strategy (Daily NAV) Operating Partnership, LP (“Income NAV”), a Maryland corporation and the general partner of Purchaser, has broken escrow pursuant to the Escrow Agreement, dated September 21, 2011 (the “Escrow Agreement”), among Income NAV, Cole Capital Corporation and UMB Bank, N.A.

(b) On the Closing Date, Seller shall sell, assign, transfer and convey to Purchaser all of Seller’s right, title and interest in and to the Sale Assets by delivery to Purchaser of an instrument of assignment in the form annexed hereto as Schedule A (the “Assignment”), and Purchaser shall pay to Seller the Purchase Price therefor as contemplated by Section 2.02 hereof.

2.04 Closing Costs.

(a) In connection with the conveyance of the Sale Assets by Seller to Purchaser, Seller shall pay the (“Seller’s Closing Costs”) fees and expenses of Seller’s legal counsel.

(b) In connection with the conveyance of the Sale Assets by Seller to Purchaser, Purchaser shall pay the following (“Purchaser’s Closing Costs”): (i) the fees and expenses of Purchaser’s legal counsel, (ii) any transfer taxes, if applicable, arising in connection with the transaction contemplated by this Agreement, (iii) the cost of Purchaser’s due diligence investigation, and (iv) all other costs and expenses arising in connection with the transaction contemplated herein, other than the costs that are Seller’s responsibility pursuant to Section 2.04(a) hereof.

(c) The provisions of this Section 2.04 shall survive the Closing.

2.05 Non-Recourse.

(a) With respect to a violation of a representation by Seller contained herein or made pursuant hereto discovered by Purchaser after the Closing, Purchaser shall be entitled to commence an action to obtain actual damages against Seller; provided, however, that Seller’s liability hereunder shall in no event exceed an amount equal to the Purchase Price actually received by Seller; provided, further, however, in no event shall Purchaser have the right to collect any consequential or indirect damages from Seller and Purchaser waives any and all such rights.

(b) Anything contained in this Agreement to the contrary notwithstanding, no recourse shall be had for the payment of any sum due under this Agreement, or for any claim based hereon or otherwise in respect hereof against any members, directors, officers, employees, shareholders, policyholders, partners, affiliates, trustees, administrators or agents of Seller or of any of the foregoing or the legal representative, heir, estate, successor or assignee of any of the foregoing or against any other person, partnership, corporation or trust, as principal of Seller, whether disclosed or undisclosed (collectively, “Seller’s Parties”). It is understood and agreed by the parties that all of the obligations of Seller under or with respect to this Agreement may not be enforced against Seller’s Parties.

ARTICLE III

Representations and Warranties

3.01 Seller Representations and Warranties. Seller represents and warrants to Purchaser that as of the date hereof:

(a) Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

(b) Seller has all requisite power and authority to execute and deliver this Agreement and all documents, certificates, agreements, instruments and writings it is required to deliver hereunder (collectively, the “Seller Closing Documents”), and to perform, carry out and consummate the transactions contemplated to be consummated by it hereby and thereby, including the power and authority to sell, transfer and convey the interest in the Sale Assets to be sold by it, subject to the satisfaction of the conditions precedent to Seller’s obligations hereinafter provided. The execution, delivery and performance of this Agreement and the other Seller Closing Documents have been duly authorized by all necessary action of Seller, including any required approval of the members of Seller. This Agreement does, and when executed by Seller, the other Seller Closing Documents shall, constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and by equitable principles.

(c) There is no action, suit or proceeding before any court or governmental or other regulatory or administrative agency, commission or tribunal pending or, to the actual knowledge of Seller, threatened against Seller or the interest in the Sale Assets to be sold by Seller which, if determined adversely to Seller would reasonably be expected to interfere in any material respect with the ability of Seller to perform its obligations under this Agreement or materially and adversely affect the value of the interest in the Sale Assets to be sold by Seller.

(d) Seller has not entered into any lease for the Property other than the Lease.

(e) To Seller’s actual knowledge, the Lease is in full force and effect and the obligation to pay rent thereunder has commenced. Seller has not received written notice of any uncured default from Lessee under the Lease.

(f) At Closing, the Sale Assets to be sold by Seller shall be free and clear of any lien, security interest or encumbrance thereon. There are no rights, options or other agreements of any kind to purchase, acquire, receive or issue any interest of Seller in and to the Sale Assets to be sold by it.

(g) Cole Lockhart has legal title to the Property, subject to the existing state of title of the Property.

(h) Cole Lockhart has not incurred any liabilities, except for (i) its obligations under the Material Organizational Documents, (ii) obligations arising from or relating to the ownership of its interests in the Property, (iii) its obligations relating to the maintenance of its status as a Delaware limited liability company and the maintenance of such company’s qualifications to do business in such other jurisdictions where it has qualified to do business, (iv) obligations arising under any matter appearing of record against the Property, (v) customary unsecured trade debt which will not exceed $1,000.00 as of the Closing Date, and (vi) the obligation to pay fees to The Corporation Trust Company for acting as its registered agent. Cole Lockhart does not own any assets, except (1) relating to the ownership of its interest in the Property, and (2) bank accounts.

(i) Cole Lockhart has been duly formed as a limited liability company and is validly existing in good standing under the laws of the State of Delaware and has the power and authority to own the Property.

The provisions of this Section 3.01 shall survive the Closing.

3.02 Purchaser Representations and Warranties. Purchaser represents and warrants to Seller that as of the date hereof:

(a) Purchaser is a limited partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b) Purchaser has all requisite power and authority to execute and deliver this Agreement and all documents, certificates, agreements, instruments and writings it is required to deliver hereunder, if any (collectively, the “Purchaser Closing Documents”), and to perform, carry out and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Purchaser Closing Documents have been duly authorized by all necessary company action on the part of Purchaser. This Agreement does, and when executed by Purchaser, the other Purchaser Closing Documents shall, constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and by equitable principles.

(c) There is no action, suit or proceeding before any court or governmental or other regulatory or administrative agency, commission or tribunal pending or, to the actual knowledge of Purchaser (without any duty to investigate), threatened against Purchaser which, if determined adversely to Purchaser, could reasonably be expected to interfere in any material respect with the ability of Purchaser to perform its obligations under this Agreement.

The provisions of this Section 3.02 shall survive the Closing.

ARTICLE IV

Conditions

4.01 Seller’s Conditions. The obligation of Seller under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction of all the following conditions, any one or more of which may be waived in writing by Seller:

(a) Seller shall have received payment of the Purchase Price in accordance with Section 2.02 of this Agreement.

(b) Purchaser shall have delivered all of the documents and other items described in Section 5.01.

(c) The representations and warranties of Purchaser set forth in Section 3.02 above shall be true and correct in all material respects.

4.02 Purchaser’s Conditions. The obligation of Purchaser under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction of all of the following conditions, any one or more of which may be waived in writing by Purchaser:

(a) Seller shall have delivered all of the documents and other items described in Section 5.02.

(b) The representations and warranties of Seller set forth in Section 3.01 above shall be true and correct in all material respects, except for any matters pertaining to the Property that are Lessee’s responsibility under the Lease.

ARTICLE V

Closing Deliveries

5.01 Purchaser’s Closing Deliveries. At or prior to the Closing, Purchaser shall make or cause to be made the following deliveries:

(a) Purchaser shall have executed and delivered to Seller the Assignment.

(b) Purchaser shall have delivered to Seller evidence as to the authority of the person or persons executing documents on behalf of Purchaser.

5.02 Seller’s Closing Deliveries. At or prior to the Closing, Seller shall make or cause to be made the following deliveries:

(a) Seller shall have executed and delivered to Purchaser the Assignment.

(b) Seller shall have executed and delivered to Purchaser a certificate of “non- foreign person” status that meets the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended.

(c) Seller shall have delivered to Purchaser the original or certified copies of the Material Organizational Documents.

(d) Seller shall have delivered to Purchaser evidence as to the authority of the person or persons executing the Seller Closing Documents on behalf of Seller.

ARTICLE VI

Miscellaneous

6.01 Broker. (a) Seller represents and warrants that neither Seller nor any of its respective affiliates or any of its respective directors, officers, partners, managers or members has dealt with anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby. Seller shall indemnify, defend and hold harmless Purchaser from any and all claims, actions, liabilities, losses, damages and expenses, including reasonable attorneys’ fees and disbursements, which may be asserted against or incurred by Purchaser arising from a breach of Seller’s representation contained in this Section 6.01(a).

(b) Purchaser represents and warrants that neither Purchaser nor any of its affiliates or any of their respective directors, officers, partners, managers or members has dealt with anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby. Purchaser shall indemnify, defend and hold harmless Seller from any and all claims, actions, liabilities, losses, damages and expenses, including reasonable attorneys’ fees and disbursements, which may be asserted against or incurred by Seller arising from a breach of Purchaser’s representation contained in this Section 6.01(b).

6.02 Entire Agreement. This Agreement, including all schedules and exhibits hereto, the Seller Closing Documents and the Purchaser Closing Documents supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

6.03 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by applicable law or otherwise afforded, will be cumulative and not alternative.

6.04 Modification. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

6.05 Successors and Assigns. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person. Subject to the terms of Section 6.10 hereof, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

6.06 Interpretation. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, valid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

6.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

6.08 Counterparts. This Agreement may be executed in any number of counterparts, and by facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.09 Assignment. Purchaser shall not assign or transfer its rights or obligations under this Agreement without the prior written consent of Seller, which consent may be granted or denied in Seller’s reasonable discretion. Notwithstanding the foregoing, Purchaser shall have the right, without Seller’s consent, to assign this Agreement to any affiliate of Purchaser controlled by Purchaser, provided such assignee agrees to assume, pursuant to an instrument reasonably acceptable to Seller, the obligations of Purchaser hereunder. No assignment of this Agreement by Purchaser shall relieve the Purchaser named herein of its obligations hereunder and, subsequent to any such assignment, the liability of such named Purchaser hereunder shall continue notwithstanding any subsequent modification or amendment hereof or the release of any subsequent purchaser hereunder from any liability, to all of which Purchaser consents in advance. No further assignment or transfer shall be permitted.

IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the day and year first above written.

SELLER:

SERIES C, LLC, an Arizona limited liability company

By:	/s/ Todd J. Weiss
Todd J. Weiss Authorized Officer

PURCHASER:

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV) OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Cole Real Estate Income Strategy (Daily NAV), Inc., a Maryland corporation, its general partner

	By:	/s/ D. Kirk McAllaster, Jr.
D. Kirk McAllaster, Jr. Executive Vice President